EXHIBIT 4.2

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

TERRA TECH CORP.

Terra Tech Corp. (the "Corporation"), a Nevada corporation, does hereby certify:

1.	The name of the Corporation is Terra Tech Corp.

2.

On February 28, 2012, the Corporation filed a Certificate of Designation of Series B Preferred Stock with the Secretary of State of the State of Nevada (the "Initial Series B Certificate"), which included an attachment setting forth the rights of the Series B Preferred Stockholders.

3.

On April 23, 2013, the Corporation filed an Amendment to Certificate of Designation of Series B Preferred Stock with the Secretary of State of the State of Nevada (the "First Amendment," and, together with the Initial Series B Certificate, the "Series B Certificate").

4.

The stockholders holding a majority of the currently issued and outstanding shares of Series B Preferred Stock have approved of the changes to the Series B Certificate as set forth in this Amended and Restated Certificate of Designation of Series B Preferred Stock of Terra Tech Corp. (the "Second Amendment") in accordance with the provisions of Section 78.207 of the Nevada Revised Statutes.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Articles of Incorporation, as amended (the "Articles") and Section 78.207 of the Nevada Revised Statutes, the Series B Certificate be, and hereby is, amended, as follows:

Section 1. Designation and Amount. This series of Preferred Stock shall be comprised of Twenty-four Million Nine Hundred Sixty-Eight Thousand Eight Hundred (24,968,800) shares and shall be designated as "Series B Preferred Stock." As used herein, the term "Series B Preferred Stock" shall refer to shares of the Corporation's Series B Preferred Stock, and the term "Common Stock" shall refer to the Corporation's Common Stock, $0.001 par value per share. The Corporation shall from time to time in accordance with the laws of the State of Nevada increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series B Preferred Stock.

Section 2. Dividends. No dividends shall be paid on the Series B Preferred Stock.

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Section 3. Liquidation Preference. In any liquidation or winding up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive (a) in preference (but pari passu with the holders of the Corporation's Series Z Preferred Stock) to the holders of the Common Stock and the holders of the Corporation's Series Q Preferred Stock, but (b) subordinate in preference to any sum that the holders of the shares of the Corporation's Series A Preferred Stock shall be entitled, an amount equal to $0.005384325537 per share (subject to appropriate adjustment in the event of any stock dividend, forward stock split, or other similar recapitalization). After payment of such sums, (i) the holders of the Series B Preferred Stock, (ii) the holders of the Series Z Preferred Stock on an as-converted basis assuming conversion of the Series Z Preferred Stock into Series B Preferred Stock, (iii) the holders of the Common Stock, and (iv) the holders of the Series Q Preferred Stock on an as-converted basis assuming conversion of the Series Q Preferred Stock into Common Stock, shall be entitled to receive any remaining assets of the Corporation on a pro rata, as-converted basis assuming conversion of the Series B Preferred Stock into Common Stock, the Series Z Preferred Stock into Series B Preferred Stock and then into Common Stock, and the Series Q Preferred Stock into Common Stock, all at the then-current conversion rates.

Section 4. Voting Rights. Except as expressly provided herein, or as provided by applicable law, the holders of the Series B Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and Series B Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Series B Preferred Stock shall be entitled to that number of votes equal to one hundred (100) shares of Common Stock. Fractional votes shall not be permitted. Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). In the event the Corporation shall at any time subdivide (by any stock split, stock dividend, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock of which are equal in voting power to each share of Series B Preferred Stock, as in effect immediately prior to such subdivision, shall be proportionately increased.

Section 5. Conversion. The holders of the Series B Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a)

Right to Convert. From and after the day on which the Corporation receives payment in full for the Series B Preferred Stock from and issues shares of Series B Preferred Stock to a particular holder of Series B Preferred Stock (the "Issuance Date"), each one share of Series B Preferred Stock held by that holder shall be initially convertible at the option of the holder into 5.384325537 shares of Common Stock (such number of shares of Common Stock into which each share of Series B Preferred Stock is convertible, the initial "Conversion Rate"). For purposes of clarification, the initial Conversion Rate shall be the quotient obtained by dividing (i) 1.00 initially by (ii) 5.384325537. Such "initial quotient" is 0.185726703. The number of shares of Common Stock to be issued upon conversion of Series B Preferred Stock shall be determined by dividing the number of shares of Series B Preferred Stock to be converted by 0.185726703. The Conversion Rate shall be subject to appropriate adjustment in the event of any stock dividend, forward stock split, or other similar recapitalization as set forth herein. Accordingly, if the Conversion Rate has been adjusted, the then-current Conversion Rate shall be utilized in lieu of 0.185726703.

(b)	Method of Conversion. In order to convert Series B Preferred Stock into shares of Common Stock, a holder of Series B Preferred Stock shall:

i.	complete, execute, and deliver to the Corporation and the Corporation's transfer agent (the "Transfer Agent"), the conversion certificate attached hereto as Exhibit A (the "Notice of Conversion"), and

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ii.	surrender the certificate or certificates representing the Series B Preferred Stock being converted (the "Converted Certificate") to the Corporation.

The Notice of Conversion shall be effective and in full force and effect for a particular date if delivered to the Corporation and the Transfer Agent on that particular date prior to 5:00 p.m., Pacific Standard Time, by facsimile transmission or otherwise, provided, however, that if such particular date is a business day, and provided that the original Notice of Conversion and the Converted Certificate are delivered to and received by the Transfer Agent within three (3) business days thereafter at current business address of the Transfer Agent (each such date shall be referred to herein as the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock to be issued upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the original Notice of Conversion and the Converted Certificate are not delivered to and received by the Transfer Agent within three (3) business days following the Conversion Date, the Notice of Conversion shall become null and void as if it were never given and the Corporation shall, within two (2) business days thereafter, instruct the Transfer Agent to return to the holder by overnight courier any Converted Certificate that may have been submitted in connection with any such conversion. In the event that any Converted Certificate submitted represents a number of shares of Series B Preferred Stock that is greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Transfer Agent shall advise the Corporation to deliver a certificate representing the remaining number of shares of Series B Preferred Stock not converted.

(c)	Legend. Each certificate issued representing the shares of Common Stock issued upon a conversion shall bear a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(d)

Absolute Obligation to Issue Common Stock. Upon receipt of a Notice of Conversion, the Corporation shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which a converting holder of Series B Preferred Stock shall be entitled as provided herein, which shares shall constitute fully paid and non-assessable shares of Common Stock and shall be issued to, delivered by overnight courier to, and received by such holder by the fifth (5th) business day following the Conversion Date. Such delivery shall be made at such address as such holder may designate therefor in its Notice of Conversion or its written instructions submitted together therewith.

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(e)

Minimum Conversion. No less than fifty (50) shares of Series B Preferred Stock may be converted at any one time by a particular holder, unless the holder then holds less than 50 shares and converts all such shares held by it at that time.

(f)

Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the fraction to the next whole number of shares of Common Stock. Such number of whole shares of Common Stock to be issued upon the conversion of one share of Series B Preferred Stock shall be multiplied by the number of shares of Series B Preferred Stock submitted for conversion pursuant to the Notice of Conversion to determine the total number of shares of Common Stock to be issued in connection with any one particular conversion.

(g)

Costs. The Corporation shall pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

(h)

Valid Issuance. All shares of Common Stock that shall be issued upon conversion of shares of Series B Preferred Stock into shares of Common Stock will, upon issuance by the Corporation in accordance with this Certificate of Designation, be duly and validly issued, fully paid, and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

Section 6. Adjustments to Conversion Rate

(a)

Adjustments for Reverse Stock Splits and Combinations. There shall be no adjustment to the Conversion Rate or the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to any reverse stock split or combination.

(b)

Adjustments for Forward Stock Splits. If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock (also known as a forward stock split), the Conversion Rate (expressed as a quotient) in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. Any adjustments under this Section 6(b) shall be effective at the close of business on the date the forward stock split becomes effective.

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(c)

Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate (expressed as a quotient) shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction:

i.	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

ii.

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(d)

Adjustments for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date the Series B Preferred Stock was converted, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 6(d) with respect to the rights of the holders of the Series B Preferred Stock; provided, however, that, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided, further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(e)

Adjustments for Reclassification, Exchange, and Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution, or otherwise (other than by way of a forward stock split of shares or stock dividends provided for in Sections 6(b), (c), and (d)), then, and in each event, an appropriate adjustment to the Conversion Rate shall be made and provisions shall be made (by adjustments of the Conversion Rate or otherwise) so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution, or other change, all subject to further adjustment as provided herein.

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(f)

Adjustment for Reorganizations, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Corporation (other than by way of a forward stock split of shares or stock dividends or distributions provided for in Sections 6(b), (c), and (d), or a reclassification, exchange, or substitution of shares provided for in Section 6(e)), or a merger or consolidation of the Corporation with or into another entity where the holders of the outstanding voting securities prior to such merger or consolidation do not own more than 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Corporation's properties or assets to any other person (each an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Rate or otherwise) so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provision of this Section 6(f) with respect to the rights of the holders of the Series B Preferred Stock after such Organic Change to the end that the provisions of this Section 6(f) (including any adjustment in the Conversion Rate then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(g)

No Impairment. The Corporation shall not, by amendment of its Articles of Incorporation or this Certificate of Designation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to provide the Conversion Rights of the holders of the Series B Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion shall have been issued or (ii) an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series B Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of such holder in an amount equal to 120% of the liquidation preference amount of the Series B Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

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(h)

Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the holder of such affected Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property that at the time would be received upon the conversion of a share of such Series B Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of the Conversion Rate in effect immediately prior to such adjustment.

Section 7. Reservation of Stock to be Issued Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all the then outstanding shares of Series B Preferred Stock, which shall also include all shares of Series B Preferred Stock issuable upon conversion of the then outstanding shares of Series Z Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Series B Preferred Stock and the then outstanding shares of Series Z Preferred Stock, which are convertible into Series B Preferred Stock and then into shares of Common Stock, then, in addition to all rights, claims, and damages to which the holder of the Series B Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Corporation to fulfill its obligations to the holders hereunder, the Corporation shall take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate, or necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation. The Corporation shall give written notice to each holder of Series B Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock or (ii) for determining rights to vote with respect to any Organic Change, dissolution, liquidation, or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.

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EXHIBIT A

CONVERSION CERTIFICATE

TERRA TECH CORP.

Series B Preferred Stock

The undersigned holder (the "Holder") is surrendering to Terra Tech Corp., a Nevada Corporation (the "Corporation"), one or more of the Holder's certificates that, immediately prior to the Conversion (as defined in the Certificate of Designation of the Series B Preferred Stock (the "Certificate of Designation")), represented shares of Series B Preferred Stock of the Corporation (the "Series B Preferred Stock") in connection with the conversion of all or a portion of such Series B Preferred Stock owned of record and beneficially by the Holder as of the Conversion Date (as defined in the Certificate of Designation) into that number of shares of Common Stock, $0.001 per value per share, of the Corporation (the "Common Stock") as set forth below.

1.

The Holder understands that the Series B Preferred Stock was issued by the Corporation pursuant to the exemption from registration under the Securities Act of 1933, as amended (the "SecuritiesAct"), provided by Section 4(a)(2) of the Securities Act or by Rule 506 of Regulation D, promulgated thereunder.

2.

The Holder represents and warrants that the exchange of the Common Stock for the Series B Preferred Stock in favor of the Holder upon the Conversion shall be made pursuant to an exemption from registration under the Securities Act.

Number of Shares of Series B Preferred Stock Being Converted: _______________________

Number of Shares of Common Stock to be Issued: _________________________________

Conversion Date: _______________________

Delivery Instructions for Certificates of Common Stock and for new certificates representing any remaining shares of Series B Preferred Stock: _____________________________________________________

_____________________________________________________________________________________________________.

Name of Holder, Printed:_________________________________________

Signature of Holder: ____________________________________________

Telephone Number of Holder:_____________________________________

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designation of Series B Preferred Stock to be duly executed on and as of March 25, 2016.

TERRA TECH CORP.

By:	/s/ Derek Peterson
Derek Peterson
President and Chief Executive Officer

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